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Exhibit (a)(16)

[TEXT OF E-MAIL ACCEPTANCE NOTICE SENT BY STOCK OPTIONS ADMINISTRATION, ON NOVEMBER 30, 2001, TO THOSE NON-FRENCH OPTION HOLDERS WHO TENDERED THEIR OPTIONS FOR EXCHANGE (see separate notice for option holders in France)]

Subject: Stock Option Exchange Offer: Your Options Accepted for Exchange—[optionee name]

CSC's stock option exchange offer expired at 5:00 p.m., Pacific Time, on November 28, 2001. Prior to the expiration of the exchange offer, you tendered the following stock options for exchange:

Grant Number	Grant Date	Shares	Price($)

CSC has accepted for exchange, and has canceled, each of such options.

Subject to the terms and conditions set forth in the Schedule TO, as amended, that CSC has filed with the U.S. Securities and Exchange Commission, CSC will grant to you, on May 30, 2002, new options to purchase the same number of CSC shares.

If you have any questions regarding the stock option exchange program, or if your status as a regular, full-time employee of CSC or one of its subsidiaries changes on or prior to May 30, 2002, please contact Lisa Desemone, Corporate Director, Benefits Accounting, at 310.615.1417.

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  Exhibit (a)(16)